Exhibit 10.4

October 28, 2025

Arie Rabinowitz

Chief Executive Officer

Trailblazer Holdings, Inc.

510 Madison Avenue, Suite 1401

New York, NY 10022

Dan Brahmy

Chief Executive Officer

Cyabra, Inc.

13 Gershon Shatz

Tel Aviv 6997543

Israel

Dear Arie and Dan:

We are pleased that Trailblazer Holdings, Inc., to be renamed Cyabra, Inc. after the business combination by and among Trailblazer Merger Corp. I, Trailblazer Merger Sub, Ltd., Trailblazer Holdings, Inc., and Cyabra Strategy Ltd. (“Cyabra”)(the “Business Combination”) (collectively with its owned or controlled subsidiaries, the “Company”) has decided to retain Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Ladenburg’s acceptance of such retention and set forth the terms of our engagement.

1. Retention. The Company hereby retains Ladenburg as its financial advisor and investment banker to provide general financial advisory and investment banking services, and Ladenburg accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Ladenburg may provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a) assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(b) advise the Company on matters relating to its capitalization;

(c) work closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance shareholder value and exposure to the investment community;

(d) advise the Company on potential financing alternatives, including facilitation and negotiation of any financial or structural aspects of such alternatives; and

(e) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

It is expressly understood and agreed that Ladenburg shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Ladenburg need not perform each of the above-referenced tasks in order to receive the fees described in Section 3. It is further understood that Ladenburg’s tasks may not be limited to those enumerated in this paragraph.

2. Information. In connection with Ladenburg’s activities hereunder, the Company will cooperate with Ladenburg and furnish Ladenburg upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Ladenburg deems appropriate and will provide Ladenburg with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Ladenburg that all Information made available to Ladenburg hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Ladenburg will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Ladenburg: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Ladenburg pursuant to this Agreement may not be disclosed publicly without Ladenburg’s prior written consent. Ladenburg hereby acknowledges that certain of the Information received by Ladenburg may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Ladenburg as confidential. Ladenburg agrees that it will not disclose such confidential and/or proprietary Information to any third party unless required by law.

3. Compensation. As consideration for Ladenburg’s services pursuant to this Agreement, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg, the following compensation:

(a)	The Company shall pay to Ladenburg an advisory fee of $1,050,000 (the “Advisory Fee”). The Advisory fee will paid in shares of Common Stock of the Company ninety (90) days after the closing of the Business Combination based upon the five (5) day VWAP at such time; provided, however, that in no event will the conversion price per share be less than Minimum Price” as defined in Nasdaq Listing Rule 5635(d) on the date of issuance; provided further, however, that in no event will the conversion price per share be less than $4.00. Upon the effectiveness of a Registration Statement, which must be filed no later than 30 days of the closing of the Business Combination on Form S-1, these shares will be freely tradeable, unrestricted, and free and clear of all liens and encumbrances. The Company agrees to put forth commercially reasonable efforts to have the S-1 registration statement effective before 90 days from the closing of the Business Combination.

(b)	Notwithstanding any other provisions hereof, Ladenburg shall not acquire or take delivery of shares of the Company’s Common Stock pursuant to this Agreement to the extent (but only to the extent) that the number of shares of common stock owned by Ladenburg would exceed the “Beneficial Ownership Limitation.” Ladenburg would delay receipt of shares of the Company’s Common Stock due and payable to it until such time as it can take delivery of such shares within the Beneficial Ownership Limitation. The Beneficial Ownership Limitation shall be 9.99% of the outstanding number of shares of Common Stock of the Company. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)	Unless otherwise agreed to in writing, Services will be deemed to be rendered on a monthly basis, regardless of the nature of services provided during any given month.

4. Expenses. In addition to payment to Ladenburg of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Ladenburg for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Ladenburg in connection with its engagement hereunder. Ladenburg will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $2,500 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees. Notwithstanding the foregoing, Ladenburg shall consult with the Company before retaining counsel.

5. Indemnification. The Company agrees to indemnify Ladenburg in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6. Other Activities. The Company acknowledges that Ladenburg has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Ladenburg contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Ladenburg or of any member, manager, officer, employee, agent or representative of Ladenburg, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Ladenburg to render services of any kind to any other corporation, firm, individual or association. Ladenburg may, but shall not be required to, present opportunities to the Company.

7. Term and Termination; Survival of Provisions. This Agreement shall automatically terminate this Agreement on the ninety (90) day anniversary of the consummation of the Business Combination (the effective date of such termination, the “Termination Date”). For the avoidance of doubt, Company shall not terminate the Agreement prior to the Business Combination and the payment by Company to Ladenburg of all compensation as defined in the Agreement. The Agreement may be earlier terminated by the Company only for Cause (defined hereinafter). In the event of such termination, the Company shall pay and deliver to Ladenburg: (i) all compensation earned through the Termination Date, pursuant to any provision of Section 3 hereof, including the Advisory Fee, (ii) all compensation which may be earned by Ladenburg after the Termination Date pursuant to Section 3 hereof, and (iii) shall reimburse Ladenburg for all expenses incurred by Ladenburg in connection with its services hereunder pursuant to Section 4 hereof. All such fees and reimbursements due to Ladenburg pursuant to the immediately preceding sentence shall be paid to Ladenburg on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Financing . In the event, however in the course of due diligence performed by Ladenburg, Ladenburg deems it necessary, acting reasonably, to terminate the engagement, Ladenburg may do so at any time upon immediate written notice. Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by Ladenburg of which the Company has provided Ladenburg with at least twenty (20) days’ written notice and opportunity to cure. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Ladenburg and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 9, 10, 12, 14 and 16 shall survive the termination of this Agreement.

8. Notices. All notices will be in writing and will be effective when delivered in person or sent via U.S. Mail or private carrier or via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Dan Brahmy
Chief Executive Officer
Cyabra, Inc.
13 Gershon Shatz
Tel Aviv 6997543
Israel
Telephone:

Arie Rabinowitz
Chief Executive Officer
Trailblazer Holdings, Inc.
510 Madison Avenue, Suite 1401
New York, NY 10022

To Ladenburg:	Barry Steiner
Ladenburg Thalmann & Co. Inc.
640 Fifth Avenue, 4th Floor
New York, New York 10019
Telephone: (646) 847-1400

9. Governing Law; Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN LADENBURG AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

10. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

11. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

12. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Ladenburg nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

13. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Ladenburg is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Ladenburg hereunder.

14. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

15. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

16. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Ladenburg of services hereunder will in no way expose Ladenburg to any liability for any such decisions, acts, actions or omissions of the Company.

If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

LADENBURG THALMANN & CO. INC.

By:	/s/ Barry Steiner
	Name:	Barry Steiner
	Title:	Chief Executive Officer

Agreed to accepted this 28th day of October 2025

TRAILBLAZER HOLDINGS, INC.

/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

CYABRASTRATEGY LTD.

/s/ Dan Brahmy
Name:	Dan Brahmy
Title:	Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Ladenburg and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Ladenburg’s acting for the Company, including, without limitation, any act or omission by Ladenburg in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Ladenburg to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Ladenburg of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Ladenburg by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Ladenburg, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Ladenburg, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Ladenburg in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Ladenburg pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.